Exhibit 99.1

Corvus Pharmaceuticals Announces Preliminary Phase 1/1b Clinical Data with Lead Checkpoint Inhibitor CPI-444 Demonstrating Safety and Evidence of Anti-Tumor Activity as a Single Agent in Patients with Advanced Refractory Cancers

— Biomarker Data Also Presented Indicating Evidence of Immune Activation—

—Data Presented at SITC’s 31st Annual Meeting—

Burlingame, Calif., November 11, 2016 — Corvus Pharmaceuticals, Inc. (NASDAQ: CRVS), a clinical-stage biopharmaceutical company focused on the development and commercialization of novel immuno-oncology therapies, today announced preliminary clinical safety and efficacy data from the dose-selection phase of its ongoing Phase 1/1b study of CPI-444 as a single agent and in combination with Genentech’s Tecentriq® (atezolizumab), a fully humanized monoclonal antibody targeting protein programmed cell death ligand 1 (PD-L1). CPI-444 is a selective and potent inhibitor of the adenosine A2A receptor. The data were presented today in a poster session by John Powderly II, M.D., founder and president of the Carolina BioOncology Institute, at the Society for Immunotherapy of Cancer’s (SITC) 31st Annual Meeting & Associated Programs in National Harbor, Maryland. The poster can be accessed online here.

“Although the data is early, we are seeing encouraging evidence of clinical activity with CPI-444 as a monotherapy and in combination with Tecentriq in patients with advanced refractory cancers,” said Richard A. Miller an oncologist and co-founder, president and chief executive officer of Corvus. “We are excited about these preliminary data which show that several patients have achieved stable disease, one of the trial’s primary endpoints, with ongoing responses in cohorts receiving single agent and combination therapy. Tumor regression has been seen in patients who were naïve and refractory to prior treatments with anti-PD-1 or PD-L1 antibodies.”

Initial safety and efficacy data from the first 46 patients enrolled in the dose-selection phase of the Phase 1/1b trial with a median follow up of two months were presented at the conference. All patients had failed all approved therapies for their disease, with a median of four prior treatment regimens (range: 1-5). Fifty-two percent of patients were refractory to prior treatment with anti-PD-1/PD-L1 antibodies. Enrolled patients had the following cancers: non-small cell lung (NSCLC), N=10; triple negative breast (TNBC), N=10; bladder, N=6; renal, N=5; melanoma, N=7; colorectal, N=3; prostate, N=2; and head and neck, N=3. The primary endpoints of the study are response rate and duration of clinical benefit (defined as complete response, partial response or stable disease). Patients are treated until disease progression or evidence of grade 3 or 4 toxicity.

Results presented showed:

•                  Of the 32 patients who reached the first efficacy assessment at two months, 12 have shown stable disease and 20 have shown disease progression. Fourteen patients have not yet reached the two-month assessment. Six of the patients with disease progression remain on treatment based on investigator judgement that there is clinical benefit.

Overall, 32 patients continue to receive treatment in the study and 14 have discontinued therapy.

•                  Of the 12 patients with stable disease, several have shown ongoing tumor regression (1-20 percent reduction of the volume of indicator tumor lesions) by CT scan but have not yet reached the criteria for partial response (>30 percent reduction in tumor size per RECIST criteria). Seven of the 12 patients with stable disease received CPI-444 as a single agent.

•                  Of the 10 patients with NSCLC, seven received single agent CPI-444. Five of seven evaluable patients have stable disease at two or more months (three of whom received single agent therapy). Nine patients remain on treatment and one patient has discontinued.

•                  Of the five patients with renal cancer, four received single agent CPI-444. Four patients remain on treatment and three of four evaluable patients have stable disease.

•                  Two of four evaluable patients with bladder cancer showed stable disease at first assessment, both of whom received single agent CPI-444.

•                  Of the ten patients with TNBC, one of seven evaluable patients showed stable disease. Eight patients remain on treatment.

•                  One of four evaluable patients with melanoma has stable disease with regression of cutaneous tumor lesions; this patient received single agent CPI-444.

•                  One of two evaluable patients with prostate cancer treated with combination therapy has stable disease and showed a decrease in prostate-specific antigen (PSA) at 29 weeks; this patient has gained weight and requires significantly less narcotics for pain management.

•                  CPI-444 has been well tolerated to date, with one patient treated with combination therapy experiencing a possibly drug-related serious adverse event. This patient developed autoimmune hemolytic anemia that resolved upon discontinuation of therapy.

•                  Patients receiving CPI-444 100 mg twice daily had sustained, complete blockade of A2A receptor activity in peripheral blood immune cells.

“The data generated in this trial confirms the value of the protocol design and could provide us with an efficient route to future registration trials of CPI-444, particularly as a monotherapy or in combination with anti-PD1/PD-L1 in patients who are refractory to previous treatment with PD1/PD-L1 antibodies,” said Ginna G. Laport, M.D., vice president, Clinical Development, at Corvus. “This initial part of the trial identified the optimum dose of CPI-444 that is being used in the second part of the trial, which is currently enrolling patients.”

In a separate poster presentation (available online here), Corvus reported on the effects of treatment with CPI-444 on circulating blood immune cells and T-cell clonality. These results indicate:

•                  Single agent treatment with CPI-444 leads to activation of T-cells in peripheral blood as well as increases in memory T-cells, key mediators of T-cell mediated immune responses.

•                  Consistent with this observation, single agent CPI-444 leads to changes in the repertoire of T-cell clones in peripheral blood, consistent with induction of T-cell mediated immune responses. Limited changes in T-cell repertoires were seen in patients who progressed on treatment with either CPI-444 alone or in combination with atezolizumab.

•                  Changes in T-cell repertoires were observed in anti-PD-1/PD-L1 treatment-naïve patients and in patients that were refractory to prior treatment with anti-PD-1/PD-L1 antibodies.

“The biomarker program is generating a wealth of information and we are encouraged by early data that suggest that CPI-444 treatment results in induction of T-cell mediated immune response in patients,” said Ian McCaffery Ph.D., vice president, Translational Sciences, at Corvus. “Our goal is to understand the mechanisms of action and changes in patient immune status and these data suggest that we may be able to identify biomarkers to help define and identify the patients most likely to respond to CPI-444.”

About the Phase 1/1b Trial

The Phase 1/1b trial is designed to examine the activity of CPI-444 as a single agent and in combination with Genentech’s Tecentriq (atezolizumab), an anti-PD-L1 antibody. Patients with non-small cell lung cancer, melanoma, renal cell cancer, triple-negative breast cancer, colorectal cancer, head and neck cancer, bladder cancer and prostate cancer who have failed all standard therapies are eligible.

The first part of the study (dose-selection) included four cohorts of 12 patients each (N=48) – three cohorts treated with single agent CPI-444 (100 mg twice daily for 14 days; 100 mg twice daily for 28 days; 200 mg once daily for 14 days) and one cohort treated with the combination (CPI-444 50 mg or 100 mg twice daily for 14 days combined with Tecentriq). A treatment cycle is 28 days. Based on biomarker analyses showing sustained, complete blockade of the adenosine A2A receptor in peripheral blood lymphocytes, and evidence of immune activation in circulating lymphocytes, an optimum single agent and combination dose of 100 mg twice a day for 28 days was selected. The second part of the study is currently evaluating CPI-444 as a single agent in five disease-specific cohorts, and CPI-444 in combination with Tecentriq in five additional matched disease-specific cohorts. Corvus expects that each of these 10 cohorts will initially enroll 14 patients, but each cohort may be expanded based on efficacy.

About Corvus Pharmaceuticals

Corvus Pharmaceuticals is a clinical-stage biopharmaceutical company focused on the development and commercialization of small molecule and antibody agents that target the immune system to treat patients with cancer. These agents block or modify crucial immune checkpoints and reprogram immune T-cells. Corvus’ lead product, CPI-444, is a checkpoint inhibitor that is designed to disable a tumor’s ability to subvert attack by the immune system by inhibiting adenosine in the tumor microenvironment. CPI-444 is a small molecule that is taken orally. CPI-444 is currently being evaluated in a multicenter Phase 1/1b clinical trial in patients with various solid tumors. This successive expansion cohort trial is examining the activity of CPI-444 both as a single agent and in combination with Genentech’s Tecentriq (atezolizumab), an anti-PD-L1 antibody. Corvus is conducting the trial with Genentech, a member of the Roche Group, under a clinical trial collaboration the two companies entered into in October 2015. For more information, visit: www.corvuspharma.com.

Forward-Looking Statements

This press release contains forward-looking statements, including statements related to the potential safety and efficacy of CPI-444, both as a single agent and in combination with anti-PD-1 or anti-PD-L1, the Company’s ability to develop and advance product candidates into and successfully complete clinical trials, including the Company’s Phase 1/1b clinical trial for CPI-444, the utility of biomarker data collected and the suitability of the dosing regimen selected for the Company’s Phase 1/1b clinical trial for CPI-444. All statements other than statements of historical fact contained in this press release are forward-looking statements. These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “seek,” “will,” “may” or similar expressions. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond the Company’s control. The Company’s actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to, risks detailed in the Company’s Form 10-Q for the quarter ended September 30, 2016 filed with the Securities and Exchange Commission on November 3, 2016, as well as other documents that may be filed by the Company from time to time with the Securities and Exchange Commission. In particular, the following factors, among others, could cause results to differ materially from those expressed or implied by such forward-looking statements: the Company’s ability to utilize biomarker data, select a suitable dosing regimen and demonstrate evidence of efficacy and safety for CPI-444 during its Phase 1/1b clinical trial; the accuracy of the Company’s estimates relating to its ability to initiate and/or complete clinical trials; the unpredictability of the regulatory process; regulatory developments in the United States and foreign countries. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee that the events and circumstances reflected in the forward-looking statements will be achieved or occur, and the timing of events and circumstances and actual results could differ materially from those projected in the forward-looking statements. Accordingly, you should not place undue reliance on these forward-looking statements. All such statements speak only as of the date made, and the Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

# # #

Investor Contact:

Jason Coloma, Ph.D.

SVP and Chief Business Officer

650-900-4511

JColoma@corvuspharma.com

Media Contact:

Julie Normart, W2O Group
415-946-1087

jnormart@w2ogroup.com